UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019 (October 2, 2019)

Zoetis Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Sylvan Way, Parsippany, New Jersey		07054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 822-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition

On October 3, 2019, Zoetis Inc. (the “Company”) announced that Kristin Peck, currently Executive Vice President and Group President of U.S. Operations, Business Development and Strategy, has been appointed Chief Executive Officer of the Company, effective as of January 1, 2020. Ms. Peck will succeed Juan Ramón Alaix, who will retire as Chief Executive Officer of the Company effective as of December 31, 2019, but has agreed to remain with the Company to support the leadership transition by providing advice, guidance and assistance during 2020. Mr. Alaix also intends to serve out his current term on the Board of Directors of the Company (the “Board”).

In addition, effective as of October 2, 2019, the Board approved an increase in the size of the Board to 12 members and appointed Ms. Peck as a member of the Board in Class I whose term expires at the Company’s 2020 annual meeting of shareholders.

In connection with Ms. Peck’s appointment as Chief Executive Officer, effective as of January 1, 2020, she will be eligible for an annual base salary of $1,100,000, a target annual incentive award opportunity for 2020 of 120% of annual base salary and long-term incentive awards for 2020 with a target grant date fair value of $7,580,000.

The information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, with respect to Ms. Peck, was previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on February 14, 2019.

Transition Services Letter Agreement with Juan Ramón Alaix

In connection with Mr. Alaix’s retirement as Chief Executive Officer on December 31, 2019, the Company and Mr. Alaix entered into a letter agreement on October 2, 2019 setting forth the terms on which he will provide transition services during 2020. The letter agreement provides, during the period from January 1, 2020 through March 31, 2020, Mr. Alaix will provide transition support as an employee, reporting directly to the Chairman of the Board. During this period, he will continue to receive his current salary and participate in the Company’s employee benefit plans on the same terms as other senior executives. During the period from April 1, 2020 through December 31, 2020, Mr. Alaix will provide transition support as a consultant to the Chief Executive Officer and the Board. In consideration for his consulting services, Mr. Alaix will receive a consulting stipend of $1,700,000, payable in equal monthly installments. In addition, Mr. Alaix will remain eligible for a 2019 annual incentive in accordance with the terms of the Company’s annual incentive plan, and any unvested equity awards that he holds will continue to vest during his service as an employee or consultant and thereafter to the same extent as if he had remained employed through the final vesting date, unless his services are terminated prior to December 31, 2020 for cause or, other than following a change in control, voluntarily by Mr. Alaix. If the Company terminates Mr. Alaix’s services without cause prior to December 31, 2020, he will remain entitled to all rights and benefits contemplated by the letter agreement. Mr. Alaix will not be entitled to any compensation or benefits under the Company’s Executive Severance Plan or any other severance plan in connection with his retirement. Mr. Alaix is entitled to reimbursement of legal fees incurred in connection with the memorialization of the letter agreement.

Pursuant to the letter agreement, Mr. Alaix has also agreed to perpetual nondisclosure and nondisparagement covenants and covenants concerning noncompetition and nonsolicitation of customers, business relations, employees and other service providers of the Company, each of which apply through December 31, 2021. In addition, Mr. Alaix’s consulting stipend and continued equity award vesting is subject to his execution of a release of claims in favor of the Company.

The foregoing description of the terms and conditions of the letter agreement with Mr. Alaix does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 3, 2019, the Company issued a press release announcing the management transition. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit	Description

10.1	Letter Agreement, dated as of October 2, 2019, by and between Juan Ramón Alaix and Zoetis Inc.

99.1	Press Release dated as of October 3, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: October 3, 2019